UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2010

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ECOSPHERE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997
(Address of Principal Executive Office) (Zip Code)

(772) 287-4846
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

On December 15, 2010, Ecosphere Technologies, Inc. held its 2010 annual shareholders meeting and the results of each of the proposals are listed below.

Proposal	For	Against	Withheld	Abstain	Broker Non-Vote
(1) To elect the following as directors:
Charles Vinick	30,787,033		1,532,609		68,695,632
Joe Allbaugh	31,636,324		683,318		68,695,632
Gene Davis	31,645,424		674,218		68,695,632
Michael Donn, Sr.	31,459,143		860,499		68,695,632
D. Stephen Keating	31,698,838		620,804		68,695,632
(2) Ratification of our independent registered public accounting firm for 2010.	98,107,307	1,140,340		1,767,627

Item 1.01    Entry into a Material Definitive Agreement.

On December 16, 2010, Ecosphere Energy Services LLC (“EES”), majority owned subsidiary of Ecosphere Technologies, executed an amendment to its credit agreement including an amendment and restatement of its note in the original principal amount of $1,143,668 with Clean Water Partners, LLC (“CWP”), a minority member of EES.  The amended and restated agreements call for a short extension to the $1,143,668 note to CWP, originally due on December 1, 2010.  The terms and conditions call for EES to dedicate 50% of their receivables (a payment of approximately $280,000 per month) from one of their contracts to the amortization of the remaining principal on the note in the amount of $775,799. In addition, CWP has agreed to defer the default interest due in the amount of $136,676 until December 1, 2012.  No additional interest will be added to this amount. Upon execution of the new agreements, EES immediately made an initial payment of $381,549, with the balance of the note expected to be paid no later than February 28, 2011.  The execution of these new agreements has removed a potential default situation with CWP and this potential default which was referred to in recent filings has now been cured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ Dennis McGuire
Dennis McGuire Chief Executive Officer

Date:  December 20, 2010